Exhibit 5.1
D: +1 212 225 2704
abrenneman@cgsh.com
May 3, 2023
Wag! Group Co.
55 Francisco Street, Suite 360
San Francisco, CA 94133

Ladies and Gentlemen:
We have acted as counsel to Wag! Group Co., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a post-effective amendment (“Amendment No. 2”) to the registration statement on Form S-1 (Registration No. 333-267405) (such registration statement, as amended by Amendment No. 2, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement dated as of the effective date of the Registration Statement (the “Prospectus”), covering the registration of (a) the issuance of shares of common stock, $0.0001 par value per share (the “common stock”), and (b) the resale of common stock and warrants issued by the Company held by certain securityholders and holders of outstanding warrants of the Company, as follows:

(i)    the issuance by the Company of up to 16,395,564 shares of common stock, which consists of:

a.    3,895,564 shares of common stock (the “Private Placement Warrant Shares”) issuable upon the exercise of certain warrants (the “Private Placement Warrants”); and

b.    12,500,000 shares of common stock (the “Public Warrant Shares” and, together with the Private Placement Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain warrants (the “Public Warrants” and, together with Private Placement Warrants, the “Warrants”);

(ii)    the resale of up to 13,505,461 shares of common stock (the “Selling Securityholder Shares”); and

(iii)     the resale of up to 3,695,564 Private Placement Warrants (the “Resale Warrants”).

In arriving at the opinions expressed below, we have reviewed the following documents:
Clearly Gottlieb & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

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(a)    the Registration Statement;
(b)    the Prospectus;
(c)    the Company’s certificate of incorporation and bylaws, each as currently in effect;
(d)    the Business Combination Agreement, dated February 2, 2022, by and among CHW Acquisition Corporation and Wag Labs, Inc.; and
(e)    the Warrant Agreement, dated August 30, 2021 (the “Warrant Agreement”), by and between CHW and VStock Transfer LLC, as warrant agent.
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
We have assumed that the Warrants and the Warrant Agreement relating to the Warrants, have been duly authorized, executed and delivered by the parties thereto other than the Company.
Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
1.    The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.
2.    The Selling Securityholder Shares, other than Private Placement Warrant Shares and certain other shares of common stock issuable upon their exercise as described in the Registration Statement (the “Exercisable Shares”) included in the Selling Securityholder Shares, are validly issued, fully paid and non-assessable. Any Private Placement Warrant Shares and Exercisable Shares included in the Selling Securityholder Shares, when issued and paid for in accordance with the terms of the Private Placement Warrants and Exercisable Shares, will be validly issued, fully paid and non-assessable.
3.    The Resale Warrants constitute valid and binding obligations of the Company.
Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the General Corporation Law of the State of Delaware or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general

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principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware and the law of the State of New York.
We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Adam J. Brenneman
/s/ Adam J. Brenneman, a Partner